NEWS

Marriott International Reports First Quarter 2025 Results

•First quarter 2025 RevPAR1 increased 4.1 percent worldwide, with 3.3 percent growth in the U.S. & Canada and 5.9 percent growth in international markets

•First quarter reported diluted EPS totaled $2.39 and adjusted diluted EPS totaled $2.32

•First quarter reported net income totaled $665 million and adjusted net income totaled $645 million

•First quarter adjusted EBITDA totaled $1,217 million

•The company added roughly 12,200 net rooms during the quarter and net rooms grew 4.6% from the end of the first quarter of 2024

•At the end of the quarter, Marriott’s worldwide development pipeline totaled approximately 3,800 properties and over 587,000 rooms, up 7.4% year-over-year

•The company repurchased 2.8 million shares of common stock for $0.8 billion in the 2025 first quarter. Year to date through April 29, the company has returned over $1.2 billion to shareholders through dividends and share repurchases

For a summary of quarterly highlights, please visit: https://news.marriott.com/static-assets/component-resources/newscenter/earnings/2025/2025-q1-earnings-infographic.pdf

BETHESDA, MD – May 6, 2025 - Marriott International, Inc. (Nasdaq: MAR) today reported first quarter 2025 results.

Anthony Capuano, President and Chief Executive Officer, said, “The combination of continued travel demand, the strength of our brands and our fee driven business model drove strong financial results in the first quarter. Despite heightened macro-economic uncertainty, global RevPAR rose over 4 percent, primarily driven by higher ADR, and our development momentum remained positive. Our international markets experienced particularly robust growth, with RevPAR increasing nearly 6 percent, led by double-digit gains in APEC. RevPAR in the U.S. & Canada rose over 3 percent in the first quarter, although we did see slower growth in March.

1All occupancy, Average Daily Rate (ADR) and Revenue Per Available Room (RevPAR) statistics and estimates are systemwide constant dollar. Unless otherwise stated, all changes refer to year-over-year changes for the comparable period. Occupancy, ADR and RevPAR comparisons between 2025 and 2024 reflect properties that are comparable in both years.

“The strong momentum in our development activity continued, with record first quarter signings of over 34,000 rooms, of which two-thirds were in international markets. Conversions remained a key driver of growth, representing around a third of our room signings and openings.

“We are committed to growing our global portfolio and enhancing offerings for our guests, Marriott Bonvoy members and hotel owners. Last week, we announced that we have reached an agreement to acquire the citizenM brand, an innovative lifestyle lodging offering in the select-service segment. We are excited about the global growth prospects for this brand, given the unique and differentiated nature of the offering and our successful track record with other acquired brands like AC Hotels. Our net rooms growth outlook remains strong, and we now expect our full year 2025 net rooms growth to approach 5 percent, assuming the purchase closes before year end.

“We remain focused on expanding our industry-leading Marriott Bonvoy travel platform and loyalty program membership and on deepening engagement through numerous unique experiences and collaborations. By the end of March, our loyalty program membership base had grown to nearly 237 million members worldwide.

“Despite uncertainty about the macro-economic outlook, we are confident that the power of our industry-leading global portfolio, the strength of our Marriott Bonvoy travel platform and loyalty program, our dedicated associates, and resilient asset-light business model, position us very well for sustainable, long-term growth.”

First Quarter 2025 Results
Base management and franchise fees totaled $1,071 million in the 2025 first quarter, a 7 percent increase compared to base management and franchise fees of $1,001 million in the year-ago quarter. The increase is primarily attributable to RevPAR increases and unit growth, as well as higher residential and co-branded credit card fees.

Incentive management fees totaled $204 million in the 2025 first quarter, compared to $209 million in the 2024 first quarter. Managed hotels in international markets contributed nearly two-thirds of the incentive fees earned in the quarter.

Owned, leased, and other revenue, net of direct expenses, totaled $65 million in the 2025 first quarter, compared to $71 million in the 2024 first quarter. The decrease was primarily driven by lower termination fees.

General, administrative, and other expenses for the 2025 first quarter totaled $245 million, compared to $261 million in the year-ago quarter. The year-over-year decline largely reflects lower compensation costs primarily resulting from our enterprise-wide initiative to enhance effectiveness and efficiency across the company.

Interest expense, net, totaled $183 million in the 2025 first quarter, compared to $153 million in the year-ago quarter. The increase was largely due to higher interest expense associated with higher debt balances.

In the 2025 first quarter, the provision for income taxes totaled $99 million compared to $163 million in the 2024 first quarter. The year-over-year change primarily reflects an $86 million favorable impact from the release of certain tax reserves.

Marriott’s reported operating income totaled $948 million in the 2025 first quarter, compared to 2024 first quarter reported operating income of $876 million. Reported net income totaled $665 million in the 2025 first quarter, an 18 percent increase compared to 2024 first quarter reported net income of $564 million. Reported diluted earnings per share (EPS) totaled $2.39 in the quarter, compared to reported diluted EPS of $1.93 in the year-ago quarter.

Adjusted operating income in the 2025 first quarter totaled $1,016 million, compared to 2024 first quarter adjusted operating income of $952 million. First quarter 2025 adjusted net income totaled $645 million, compared to 2024 first quarter adjusted net income of $620 million. Adjusted diluted EPS in the 2025 first quarter totaled $2.32, compared to adjusted diluted EPS of $2.13 in the year-ago quarter. The 2025 first quarter adjusted results excluded the benefit of an income tax special item of $71 million ($0.25 per share).

Adjusted results also excluded cost reimbursement revenue, reimbursed expenses, and restructuring and merger-related charges. See the press release schedules for the calculation of adjusted results and the manner in which the adjusted measures are determined in this press release.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $1,217 million in the 2025 first quarter, a 7 percent increase compared to first quarter 2024 adjusted EBITDA of $1,142 million. See the press release schedules for the adjusted EBITDA calculation.

Selected Performance Information
The company added roughly 12,200 net rooms during the quarter, including more than 7,300 net rooms in international markets. At the end of the quarter, Marriott’s global system totaled nearly 9,500 properties, with approximately 1,719,000 rooms.

At the end of the quarter, the company’s worldwide development pipeline totaled 3,808 properties with more than 587,000 rooms, including 171 properties with over 27,000 rooms approved for development, but not yet subject to signed contracts. The quarter-end pipeline included 1,447 properties with nearly 244,000 rooms under construction, including hotels that are in the process of converting to our system. Over half of the rooms in the quarter-end pipeline are in international markets. We also expect additional properties to join our system upon closing of our planned acquisition of the citizenM brand. The citizenM portfolio currently includes 36 open hotels with 8,544 rooms and 3 pipeline hotels with over 600 rooms.

In the 2025 first quarter, worldwide RevPAR increased 4.1 percent (a 2.7 percent increase using actual dollars) compared to the 2024 first quarter. RevPAR in the U.S. & Canada increased 3.3 percent (a 3.0 percent increase using actual dollars), and RevPAR in international markets increased 5.9 percent (a 2.2 percent increase using actual dollars).

Balance Sheet & Common Stock
At the end of the quarter, Marriott’s total debt was $15.1 billion and cash and equivalents totaled $0.5 billion, compared to $14.4 billion in debt and $0.4 billion of cash and equivalents at year-end 2024.

The company repurchased 2.8 million shares of common stock in the 2025 first quarter for $0.8 billion. Year to date through April 29, the company has repurchased 3.9 million shares for $1.0 billion.

Company Outlook
The Company’s updated outlook generally assumes the continuation of current booking trends. Compared to prior expectations, it incorporates somewhat softer expectations in the U.S. & Canada region.

	Second Quarter 2025 vs. Second Quarter 2024	Full Year 2025 vs. Full Year 2024
Comparable systemwide constant $ RevPAR growth
Worldwide	1.5% to 2.5%	1.5% to 3.5%

Year-End 2025 vs. Year-End 2024
Net rooms growth	Approaching 5%

($ in millions, except EPS)	Second Quarter 2025	Full Year 2025
Gross fee revenues	$1,380 to $1,395	$5,365 to $5,475
Owned, leased, and other revenue, net of direct expenses	Approx. $100	$345 to $355
General, administrative, and other expenses	$245 to $240	$985 to $965
Adjusted EBITDA[1,2]	$1,370 to $1,390	$5,285 to $5,425
Adjusted EPS – diluted[2,3]	$2.57 to $2.62	$9.82 to $10.19
Effective tax rate	Approx. 27%	Approx. 26%
Investment spending (including $355 million for citizenM)[4]		$1,355 to $1,455
Capital return to shareholders[5]		Approx. $4,000
1See the press release schedules for the adjusted EBITDA calculations.
2Adjusted EBITDA and Adjusted EPS – diluted for second quarter and full year 2025 do not include cost reimbursement revenue, reimbursed expenses, restructuring and merger-related charges, income tax special items or any potential asset sales or property or brand acquisitions that may occur during the year (other than our planned acquisition of the citizenM brand, which we assume to occur in the second half of 2025), each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant. Adjusted EPS – diluted for full year 2025 excludes the benefit of an income tax special item of $71 million.
3Assumes the level of capital return to shareholders noted above.
4This outlook assumes funding of $355 million to complete the citizenM acquisition in the second half of 2025. Investment spending includes capital and technology expenditures, loan advances, contract acquisition costs, and other investing activities, but excludes any other potential property or brand acquisitions, which we cannot forecast with sufficient accuracy and which may be significant.
5Assumes the level and types of investment spending noted above and that no asset sales or property or brand acquisitions occur during the year (other than our planned acquisition of the citizenM brand, which we assume to occur in the second half of 2025).

Marriott International, Inc. (Nasdaq: MAR) will conduct its quarterly earnings review for the investment community and news media on Tuesday, May 6, 2025, at 8:30 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at
http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. A replay will be available at that same website until May 6, 2026.

The telephone dial-in number for the conference call is US Toll Free: 800-274-8461, or Global: +1 203-518-9814. The conference ID is MAR1Q25. A telephone replay of the conference call will be available from 1:00 p.m. ET, Tuesday, May 6, 2025, until 8:00 p.m. ET, Tuesday, May 13, 2025. To access the replay, call US Toll Free: 800-723-0520 or Global: +1 402-220-2653 using conference ID MAR1Q25.

Note on forward-looking statements: All statements in this press release and the accompanying schedules are made as of May 6, 2025. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release and the accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including statements related to our RevPAR, rooms growth and other financial metric estimates, outlook and assumptions; cash generation and shareholder returns; our growth prospects; our development pipeline; our expectations regarding acquisition of the citizenM brand and the brand’s growth prospects; our Marriott Bonvoy travel platform and loyalty program; our expectations regarding new offerings; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including failure to satisfy the conditions to the consummation of the citizenM transaction; uncertainty resulting from economic, political or other global, national, and regional conditions and events, including related to tariffs, trade, travel and other policies; and the risk factors that we describe in our U.S. Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.

Marriott International, Inc. (Nasdaq: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of nearly 9,500 properties across more than 30 leading brands in 144 countries and territories. Marriott operates, franchises, and licenses hotel, residential, timeshare, and other lodging properties all around the world. The company offers Marriott Bonvoy®, its highly awarded travel platform. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on X and Instagram.

Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on its investor relations website at www.marriott.com/investor or Marriott's news center website at www.marriottnewscenter.com, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the U.S. Securities and Exchange Commission, and any references to the websites are intended to be inactive textual references only.

MEDIA & INVESTOR RELATIONS CONTACTS:
Melissa Froehlich Flood
Senior Vice President, Global Corporate Communications & Public Policy
Marriott International
newsroom@marriott.com

Jackie Burka McConagha
Senior Vice President, Investor Relations
Marriott International
jackie.mcconagha@marriott.com

Pilar Fernandez
Senior Director, Investor Relations
Marriott International
pilar.fernandez@marriott.com
IRPR#1
Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FIRST QUARTER 2025 AND 2024
($ in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	March 31, 2025	March 31, 2024	Reported 2025 vs. 2024
REVENUES
Base management fees	$325	$313	4
Franchise fees[1]	746	688	8
Incentive management fees	204	209	(2)
Gross fee revenues	1,275	1,210	5
Contract investment amortization[2]	(28)	(23)	(22)
Net fee revenues	1,247	1,187	5
Owned, leased, and other revenue[3]	361	357	1
Cost reimbursement revenue[4]	4,655	4,433	5
	6,263	5,977	5

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct[5]	296	286	(3)
Depreciation, amortization, and other[6]	51	45	(13)
General, administrative, and other[7]	245	261	6
Restructuring and merger-related charges	1	8	88
Reimbursed expenses[4]	4,722	4,501	(5)
	5,315	5,101	(4)

OPERATING INCOME	948	876	8

(Losses) gains and other income, net[8]	(2)	4	(150)
Interest expense	(192)	(163)	(18)
Interest income	9	10	(10)
Equity in earnings[9]	1	—	*

INCOME BEFORE INCOME TAXES	764	727	5

Provision for income taxes	(99)	(163)	39

NET INCOME	$665	$564	18

EARNINGS PER SHARE
Earnings per share - basic	$2.40	$1.94	24
Earnings per share - diluted	$2.39	$1.93	24

Basic shares	276.9	290.4
Diluted shares	277.7	291.6

* Calculated percentage is not meaningful.
[1] Franchise fees include fees from our franchise and license agreements for lodging properties (including our timeshare properties), application and relicensing fees, co-branded credit card fees, and residential branding fees.

[2] Contract investment amortization includes amortization of capitalized costs to obtain contracts with customers and any related impairments.
[3] Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
[4] Cost reimbursement revenue includes reimbursements from hotel owners and certain other counterparties for property-level and centralized programs and services that we operate for their benefit. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services that we operate for the benefit of our hotel owners and certain other counterparties.

[5] Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
[6] Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of acquired contracts, software, and other definite-lived intangible assets, and any related impairments, accelerations, or write-offs.

[7] General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
[8] (Losses) gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
[9] Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted earnings per share, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended
			Percent
	March 31,	March 31,	Better/
	2025	2024	(Worse)
Total revenues, as reported	$6,263	$5,977
Less: Cost reimbursement revenue	(4,655)	(4,433)
Adjusted total revenues†	1,608	1,544

Operating income, as reported	948	876
Less: Cost reimbursement revenue	(4,655)	(4,433)
Add: Reimbursed expenses	4,722	4,501
Add: Restructuring and merger-related charges	1	8
Adjusted operating income†	1,016	952	7

Operating income margin	15%	15%
Adjusted operating income margin†	63%	62%

Net income, as reported	665	564
Less: Cost reimbursement revenue	(4,655)	(4,433)
Add: Reimbursed expenses	4,722	4,501
Add: Restructuring and merger-related charges	1	8
Income tax effect of above adjustments	(17)	(20)
Less: Income tax special items	(71)	—
Adjusted net income†	$645	$620	4

Diluted earnings per share, as reported	$2.39	$1.93
Adjusted diluted earnings per share†	$2.32	$2.13	9

† Denotes non-GAAP financial measures. Please see Explanation of Non-GAAP Financial and Performance Measures in these Press Release Schedules for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY OWNERSHIP TYPE
As of March 31, 2025
	US & Canada		Total International[1]		Total Worldwide
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Managed	615	212,277	1,366	355,619	1,981	567,896
Marriott Hotels	100	56,505	192	60,300	292	116,805
Sheraton	25	19,642	180	57,875	205	77,517
Courtyard by Marriott	156	25,372	127	27,760	283	53,132
Westin	41	22,486	78	23,732	119	46,218
JW Marriott	23	13,191	76	27,038	99	40,229
The Ritz-Carlton	42	12,798	79	18,407	121	31,205
Four Points by Sheraton	1	134	97	25,853	98	25,987
Renaissance Hotels	21	9,065	52	16,299	73	25,364
Le Méridien	—	—	68	19,336	68	19,336
W Hotels	20	5,515	44	12,132	64	17,647
St. Regis	13	2,669	51	11,180	64	13,849
Residence Inn by Marriott	73	12,002	9	1,116	82	13,118
Delta Hotels by Marriott	25	6,770	26	4,925	51	11,695
The Luxury Collection	6	2,296	42	7,979	48	10,275
Gaylord Hotels	6	10,220	—	—	6	10,220
Fairfield by Marriott	6	1,431	53	8,122	59	9,553
Aloft Hotels	2	505	41	8,949	43	9,454
Autograph Collection	10	3,015	15	2,964	25	5,979
Marriott Executive Apartments	—	—	39	5,489	39	5,489
EDITION	5	1,379	15	2,844	20	4,223
AC Hotels by Marriott	8	1,512	14	2,681	22	4,193
Element Hotels	3	810	15	2,964	18	3,774
SpringHill Suites by Marriott	22	3,755	—	—	22	3,755
Moxy Hotels	1	380	13	2,876	14	3,256
Protea Hotels by Marriott	—	—	22	2,737	22	2,737
Tribute Portfolio	—	—	11	1,415	11	1,415
TownePlace Suites by Marriott	6	825	—	—	6	825
Bvlgari	—	—	7	646	7	646
Owned/Leased	14	5,539	37	8,773	51	14,312
Sheraton	1	1,218	4	1,830	5	3,048
Marriott Hotels	2	1,304	5	1,631	7	2,935
Courtyard by Marriott	7	987	4	894	11	1,881
W Hotels	2	765	2	665	4	1,430
Westin	1	1,073	—	—	1	1,073
Protea Hotels by Marriott	—	—	5	912	5	912
The Ritz-Carlton	—	—	2	548	2	548
Renaissance Hotels	—	—	2	505	2	505
JW Marriott	—	—	1	496	1	496
The Luxury Collection	—	—	3	383	3	383
Autograph Collection	—	—	5	360	5	360
Residence Inn by Marriott	1	192	1	140	2	332
Tribute Portfolio	—	—	2	249	2	249
St. Regis	—	—	1	160	1	160

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY OWNERSHIP TYPE
As of March 31, 2025
	US & Canada		Total International[1]		Total Worldwide
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Franchised, Licensed, and Other	5,651	841,467	1,642	279,167	7,293	1,120,634
Courtyard by Marriott	916	122,880	135	24,993	1,051	147,873
Fairfield by Marriott	1,175	110,719	110	15,542	1,285	126,261
Residence Inn by Marriott	807	95,985	38	4,766	845	100,751
Marriott Hotels	232	73,593	70	20,066	302	93,659
Sheraton	140	43,391	82	23,289	222	66,680
Autograph Collection	153	34,542	154	30,942	307	65,484
SpringHill Suites by Marriott	547	63,622	—	—	547	63,622
TownePlace Suites by Marriott	530	53,336	—	—	530	53,336
Westin	94	31,764	32	9,761	126	41,525
Four Points by Sheraton	146	21,674	97	17,683	243	39,357
AC Hotels by Marriott	121	20,165	106	15,615	227	35,780
Aloft Hotels	166	23,748	29	5,610	195	29,358
Renaissance Hotels	71	19,545	34	8,830	105	28,375
Moxy Hotels	44	7,558	106	19,901	150	27,459
MGM Collection with Marriott Bonvoy**	12	26,210	—	—	12	26,210
Tribute Portfolio	93	17,646	54	7,636	147	25,282
Timeshare*	72	18,839	21	3,911	93	22,750
The Luxury Collection	14	7,703	61	13,504	75	21,207
Delta Hotels by Marriott	67	15,047	21	4,627	88	19,674
City Express by Marriott	1	83	152	17,694	153	17,777
Design Hotels*	21	2,273	149	10,625	170	12,898
Element Hotels	89	11,848	6	827	95	12,675
Le Méridien	24	5,262	24	6,183	48	11,445
JW Marriott	12	6,080	15	3,273	27	9,353
Sonder by Marriott Bonvoy	100	6,155	58	2,659	158	8,814
Four Points Flex by Sheraton	—	—	40	6,443	40	6,443
Protea Hotels by Marriott	—	—	37	3,283	37	3,283
W Hotels	1	1,117	1	226	2	1,343
Marriott Executive Apartments	—	—	4	509	4	509
Apartments by Marriott Bonvoy	2	253	2	231	4	484
The Ritz-Carlton	1	429	—	—	1	429
The Ritz-Carlton Yacht Collection*	—	—	2	377	2	377
Bvlgari	—	—	2	161	2	161
Residences	72	7,667	66	8,033	138	15,700
The Ritz-Carlton Residences	43	4,757	21	1,854	64	6,611
St. Regis Residences	11	1,267	14	1,947	25	3,214
W Residences	10	1,092	8	768	18	1,860
Marriott Residences	—	—	4	1,145	4	1,145
JW Marriott Residences	—	—	3	767	3	767
Westin Residences	3	266	2	353	5	619
Bvlgari Residences	—	—	5	526	5	526
Sheraton Residences	—	—	3	472	3	472
The Luxury Collection Residences	1	91	3	115	4	206
Renaissance Residences	1	112	—	—	1	112
EDITION Residences	3	82	1	10	4	92
Le Méridien Residences	—	—	1	62	1	62
Autograph Collection Residences	—	—	1	14	1	14
Grand Total	6,352	1,066,950	3,111	651,592	9,463	1,718,542

[1] "International" refers to: (i) Europe, Middle East & Africa, (ii) Greater China, (iii) Asia Pacific excluding China, and (iv) Caribbean & Latin America.
* Timeshare, Design Hotels, and The Ritz-Carlton Yacht Collection counts are included in this table by geographical location. For external reporting purposes, these offerings are captured within “Unallocated corporate and other.”
** Excludes five MGM Collection with Marriott Bonvoy properties (two Autograph Collection, one Tribute Portfolio, one The Luxury Collection and one W Hotels) which are presented in "Franchised, Licensed and Other" within their respective brands.
Property and room counts presented by brand in the above table include certain hotels in our system that are not yet operating under such brand, but are expected to operate under such brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY TIER
As of March 31, 2025
	US & Canada		Total International[1]		Total Worldwide
Total Systemwide	Properties	Rooms	Properties	Rooms	Properties	Rooms
Luxury	207	61,231	459	106,006	666	167,237
JW Marriott	35	19,271	92	30,807	127	50,078
JW Marriott Residences	—	—	3	767	3	767
The Ritz-Carlton	43	13,227	81	18,955	124	32,182
The Ritz-Carlton Residences	43	4,757	21	1,854	64	6,611
The Ritz-Carlton Yacht Collection*	—	—	2	377	2	377
The Luxury Collection	20	9,999	106	21,866	126	31,865
The Luxury Collection Residences	1	91	3	115	4	206
W Hotels	23	7,397	47	13,023	70	20,420
W Residences	10	1,092	8	768	18	1,860
St. Regis	13	2,669	52	11,340	65	14,009
St. Regis Residences	11	1,267	14	1,947	25	3,214
EDITION	5	1,379	15	2,844	20	4,223
EDITION Residences	3	82	1	10	4	92
Bvlgari	—	—	9	807	9	807
Bvlgari Residences	—	—	5	526	5	526
Premium	1,245	407,357	1,374	324,314	2,619	731,671
Marriott Hotels	334	131,402	267	81,997	601	213,399
Marriott Residences	—	—	4	1,145	4	1,145
Sheraton	166	64,251	266	82,994	432	147,245
Sheraton Residences	—	—	3	472	3	472
Westin	136	55,323	110	33,493	246	88,816
Westin Residences	3	266	2	353	5	619
Autograph Collection	163	37,557	174	34,266	337	71,823
Autograph Collection Residences	—	—	1	14	1	14
Renaissance Hotels	92	28,610	88	25,634	180	54,244
Renaissance Residences	1	112	—	—	1	112
Delta Hotels by Marriott	92	21,817	47	9,552	139	31,369
Le Méridien	24	5,262	92	25,519	116	30,781
Le Méridien Residences	—	—	1	62	1	62
Tribute Portfolio	93	17,646	67	9,300	160	26,946
MGM Collection with Marriott Bonvoy**	12	26,210	—	—	12	26,210
Design Hotels*	21	2,273	149	10,625	170	12,898
Gaylord Hotels	6	10,220	—	—	6	10,220
Sonder by Marriott Bonvoy	100	6,155	58	2,659	158	8,814
Marriott Executive Apartments	—	—	43	5,998	43	5,998
Apartments by Marriott Bonvoy	2	253	2	231	4	484
Select	4,827	579,440	1,065	193,224	5,892	772,664
Courtyard by Marriott	1,079	149,239	266	53,647	1,345	202,886
Fairfield by Marriott	1,181	112,150	163	23,664	1,344	135,814
Residence Inn by Marriott	881	108,179	48	6,022	929	114,201
SpringHill Suites by Marriott	569	67,377	—	—	569	67,377
Four Points by Sheraton	147	21,808	194	43,536	341	65,344
TownePlace Suites by Marriott	536	54,161	—	—	536	54,161
AC Hotels by Marriott	129	21,677	120	18,296	249	39,973
Aloft Hotels	168	24,253	70	14,559	238	38,812
Moxy Hotels	45	7,938	119	22,777	164	30,715
Element Hotels	92	12,658	21	3,791	113	16,449
Protea Hotels by Marriott	—	—	64	6,932	64	6,932
Midscale	1	83	192	24,137	193	24,220
City Express by Marriott	1	83	152	17,694	153	17,777
Four Points Flex by Sheraton	—	—	40	6,443	40	6,443
Timeshare*	72	18,839	21	3,911	93	22,750
Grand Total	6,352	1,066,950	3,111	651,592	9,463	1,718,542

[1] "International" refers to: (i) Europe, Middle East & Africa, (ii) Greater China, (iii) Asia Pacific excluding China, and (iv) Caribbean & Latin America.
* Timeshare, Design Hotels, and The Ritz-Carlton Yacht Collection counts are included in this table by geographical location. For external reporting purposes, these offerings are captured within “Unallocated corporate and other.”
** Excludes five MGM Collection with Marriott Bonvoy properties (two Autograph Collection, one Tribute Portfolio, one The Luxury Collection and one W Hotels) which are presented within their respective brands.
Property and room counts presented by brand in the above table include certain hotels in our system that are not yet operating under such brand, but are expected to operate under such brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Three Months Ended March 31, 2025 and March 31, 2024
	RevPAR		Occupancy			Average Daily Rate
Brand	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
JW Marriott	$267.85	5.5%	73.0%	2.2%	pts.	$366.97	2.3%
The Ritz-Carlton	$412.33	8.0%	69.0%	2.7%	pts.	$597.40	3.9%
W Hotels	$264.10	4.8%	65.9%	2.5%	pts.	$401.05	0.8%
Composite US & Canada Luxury[1]	$349.69	5.7%	70.6%	2.1%	pts.	$495.55	2.6%
Marriott Hotels	$164.53	5.6%	67.0%	0.7%	pts.	$245.74	4.5%
Sheraton	$156.89	2.7%	65.6%	-0.8%	pts.	$239.24	4.0%
Westin	$158.98	4.9%	64.8%	1.2%	pts.	$245.45	2.9%
Composite US & Canada Premium[2]	$161.23	5.4%	66.3%	0.9%	pts.	$243.03	4.0%
US & Canada Full-Service[3]	$202.25	5.5%	67.3%	1.2%	pts.	$300.68	3.7%
Courtyard by Marriott	$103.93	3.3%	62.8%	1.1%	pts.	$165.53	1.4%
Residence Inn by Marriott	$147.30	2.9%	73.7%	1.0%	pts.	$199.80	1.5%
Composite US & Canada Select[4]	$119.93	3.1%	67.0%	1.3%	pts.	$179.05	1.0%
US & Canada - All[5]	$181.75	5.1%	67.2%	1.2%	pts.	$270.49	3.2%

Comparable Systemwide US & Canada Properties
	Three Months Ended March 31, 2025 and March 31, 2024
	RevPAR		Occupancy			Average Daily Rate
Brand	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
JW Marriott	$255.36	5.0%	72.7%	1.7%	pts.	$351.43	2.4%
The Ritz-Carlton	$402.56	8.2%	68.8%	2.7%	pts.	$585.50	3.9%
W Hotels	$264.10	4.8%	65.9%	2.5%	pts.	$401.05	0.8%
Composite US & Canada Luxury[1]	$319.08	5.6%	70.4%	2.0%	pts.	$453.15	2.7%
Marriott Hotels	$134.95	5.4%	64.4%	1.1%	pts.	$209.62	3.6%
Sheraton	$115.40	3.1%	61.9%	0.4%	pts.	$186.42	2.4%
Westin	$154.66	5.2%	66.7%	1.3%	pts.	$231.71	3.1%
Composite US & Canada Premium[2]	$137.21	5.2%	64.5%	1.2%	pts.	$212.68	3.3%
US & Canada Full-Service[3]	$157.43	5.3%	65.2%	1.2%	pts.	$241.57	3.3%
Courtyard by Marriott	$98.81	0.5%	63.1%	-0.5%	pts.	$156.47	1.4%
Residence Inn by Marriott	$119.59	1.1%	72.2%	0.2%	pts.	$165.60	0.8%
Fairfield by Marriott	$80.42	0.9%	62.5%	-0.4%	pts.	$128.76	1.5%
Composite US & Canada Select[4]	$100.59	1.2%	66.3%	-0.2%	pts.	$151.66	1.5%
US & Canada - All[5]	$123.40	3.3%	65.9%	0.4%	pts.	$187.37	2.7%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection, Delta Hotels by Marriott, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard by Marriott, Residence Inn by Marriott, Fairfield by Marriott, SpringHill Suites by Marriott, TownePlace Suites by Marriott, Four Points by Sheraton, Aloft Hotels, Element Hotels, AC Hotels by Marriott, and Moxy Hotels.

[5] Includes US & Canada Full-Service and Composite US & Canada Select.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended March 31, 2025 and March 31, 2024
	RevPAR		Occupancy			Average Daily Rate
Region	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
Europe	$143.27	5.1%	62.5%	2.6%	pts.	$229.10	0.8%
Middle East & Africa	$146.94	4.5%	70.1%	0.3%	pts.	$209.62	4.1%
Greater China	$77.23	-2.1%	64.3%	0.6%	pts.	$120.13	-3.1%
Asia Pacific excluding China	$133.23	10.6%	71.3%	1.7%	pts.	$186.86	8.0%
Caribbean & Latin America	$244.14	10.8%	70.0%	2.0%	pts.	$348.58	7.6%

International - All[1]	$121.49	5.2%	67.4%	1.1%	pts.	$180.32	3.5%

Worldwide[2]	$146.49	5.2%	67.3%	1.2%	pts.	$217.67	3.4%

Comparable Systemwide International Properties
	Three Months Ended March 31, 2025 and March 31, 2024
	RevPAR		Occupancy			Average Daily Rate
Region	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
Europe	$102.28	6.2%	60.5%	2.9%	pts.	$169.09	1.1%
Middle East & Africa	$134.86	5.4%	68.9%	0.6%	pts.	$195.76	4.5%
Greater China	$71.20	-1.6%	63.2%	0.8%	pts.	$112.70	-2.7%
Asia Pacific excluding China	$132.36	10.9%	71.5%	2.0%	pts.	$185.08	7.7%
Caribbean & Latin America	$150.67	7.2%	64.8%	-0.2%	pts.	$232.62	7.5%

International - All[1]	$111.39	5.9%	65.4%	1.4%	pts.	$170.44	3.7%

Worldwide[2]	$119.38	4.1%	65.7%	0.7%	pts.	$181.73	2.9%

[1] Includes Europe, Middle East & Africa, Greater China, Asia Pacific excluding China, and Caribbean & Latin America.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

Fiscal Year 2025
First Quarter
Net income, as reported	$665
Cost reimbursement revenue	(4,655)
Reimbursed expenses	4,722
Interest expense	192
Interest expense from unconsolidated joint ventures	1
Provision for income taxes	99
Depreciation and amortization	51
Contract investment amortization	28
Depreciation and amortization classified in reimbursed expenses	57
Depreciation, amortization, and impairments from unconsolidated joint ventures	4
Stock-based compensation	52
Restructuring and merger-related charges	1
Adjusted EBITDA†	$1,217

Change from 2024 Adjusted EBITDA†	7%

	Fiscal Year 2024
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$564	$772	$584	$455	$2,375
Cost reimbursement revenue	(4,433)	(4,728)	(4,617)	(4,704)	(18,482)
Reimbursed expenses	4,501	4,645	4,681	4,972	18,799
Interest expense	163	173	179	180	695
Interest expense from unconsolidated joint ventures	2	2	1	3	8
Provision for income taxes	163	268	202	143	776
Depreciation and amortization	45	47	45	46	183
Contract investment amortization	23	27	26	27	103
Depreciation and amortization classified in reimbursed expenses	48	50	52	56	206
Depreciation, amortization, and impairments from unconsolidated joint ventures	5	3	4	3	15
Stock-based compensation	53	57	63	64	237
Restructuring and merger-related charges	8	8	9	52	77
Gain on asset dispositions	—	—	—	(11)	(11)
Adjusted EBITDA†	$1,142	$1,324	$1,229	$1,286	$4,981

† Denotes non-GAAP financial measures. Please see Explanation of Non-GAAP Financial and Performance Measures in these Press Release Schedules for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
SECOND QUARTER 2025
($ in millions)

	Range
	Estimated Second Quarter 2025		Second Quarter 2024
Net income excluding certain items[1]	$706	$721
Interest expense	200	200
Interest expense from unconsolidated joint ventures	2	2
Provision for income taxes	264	269
Depreciation and amortization	47	47
Contract investment amortization	29	29
Depreciation and amortization classified in reimbursed expenses	62	62
Depreciation, amortization, and impairments from unconsolidated joint ventures	5	5
Stock-based compensation	55	55
Adjusted EBITDA†	$1,370	$1,390	$1,324

Increase over 2024 Adjusted EBITDA†	3%	5%

† Denotes non-GAAP financial measures. Please see Explanation of Non-GAAP Financial and Performance Measures in these Press Release Schedules for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1] Guidance excludes cost reimbursement revenue, reimbursed expenses, and restructuring and merger-related charges, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption "Depreciation and amortization classified in reimbursed expenses" above. Guidance does not reflect any potential asset sales or property or brand acquisitions that may occur during the year (other than our planned acquisition of the citizenM brand, which we assume to occur in the second half of 2025), each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2025
($ in millions)

	Range
	Estimated Full Year 2025		Full Year 2024
Net income excluding certain items[1]	$2,757	$2,860
Interest expense	816	816
Interest expense from unconsolidated joint ventures	7	7
Provision for income taxes	885	922
Depreciation and amortization	200	200
Contract investment amortization	117	117
Depreciation and amortization classified in reimbursed expenses	265	265
Depreciation, amortization, and impairments from unconsolidated joint ventures	18	18
Stock-based compensation	220	220
Adjusted EBITDA†	$5,285	$5,425	$4,981

Increase over 2024 Adjusted EBITDA†	6%	9%

† Denotes non-GAAP financial measures. Please see Explanation of Non-GAAP Financial and Performance Measures in these Press Release Schedules for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1] Guidance excludes cost reimbursement revenue, reimbursed expenses, and restructuring and merger-related charges, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption "Depreciation and amortization classified in reimbursed expenses" above. Guidance does not reflect any potential asset sales or property or brand acquisitions that may occur during the year (other than our planned acquisition of the citizenM brand, which we assume to occur in the second half of 2025), each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, on the related conference call, and in the infographic made available in connection with our press release, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are labeled as “adjusted” and/or identified with the symbol “†”. We discuss the manner in which the non-GAAP measures reported in this press release, schedules, and infographic are determined and management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile each to the most directly comparable GAAP measures (with respect to the forward-looking non-GAAP measures, to the extent available without unreasonable efforts). Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, net income, earnings per share, or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin. Adjusted operating income and Adjusted operating income margin exclude cost reimbursement revenue, reimbursed expenses, restructuring and merger-related charges, and certain non-cash impairment charges (when applicable). Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share. Adjusted net income and Adjusted diluted earnings per share reflect our net income and diluted earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, restructuring and merger-related charges, certain non-cash impairment charges (when applicable), and gains and losses on asset dispositions made by us or by our joint venture investees (when applicable and if above a specified threshold). Additionally, Adjusted net income and Adjusted diluted earnings per share exclude the income tax effect of the above adjustments (calculated using an estimated tax rate applicable to each adjustment) and income tax special items, which in 2025 primarily related to the release of tax reserves. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation and amortization, provision (benefit) for income taxes, restructuring and merger-related charges, and stock-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes certain non-cash impairment charges and gains and losses on asset dispositions made by us or by our joint venture investees (if above a specified threshold).

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income and Adjusted diluted earnings per share, and Adjusted EBITDA, we exclude restructuring and merger-related charges as well as non-cash impairment charges (if above a specified threshold) related to our management and franchise contracts (if the impairment is non-routine), leases, equity investments, and other capitalized assets, which we record in the “Contract investment amortization,” “Depreciation, amortization, and other,” and “Equity in earnings” captions of our Consolidated Statements of Income (our “Income Statements”), to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners and certain other counterparties. We do not operate these programs and services to generate a profit over the long term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners and certain other counterparties, we do not seek a mark-up. For property-level services, we are typically reimbursed at the same time that we incur expenses. However, for centralized programs and services, we may be reimbursed before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners and certain other counterparties in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items. Our use of Adjusted EBITDA also facilitates comparison with results from other lodging companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense, which we report under “Depreciation, amortization, and other” as well as depreciation and amortization classified in “Contract investment amortization,” “Reimbursed expenses,” and “Equity in earnings” of our Income Statements, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation and amortization classified in “Reimbursed expenses” reflects depreciation and amortization of Marriott-owned assets, for which we receive cash from hotel owners and certain other counterparties to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR, which we calculate by dividing property level room revenue by total rooms available for the period, is a meaningful indicator of our performance because it measures the period-over-period change in room revenues. RevPAR may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our fee revenue. We also believe occupancy and average daily rate (“ADR”), which are components of calculating RevPAR, are meaningful indicators of our performance. Occupancy, which we calculate by dividing total rooms sold by total rooms available for the period, measures the utilization of a property’s available capacity. ADR, which we calculate by dividing property level room revenue by total rooms sold, measures average room price and is useful in assessing pricing levels. Comparisons to prior periods are on a constant U.S. dollar basis, which we calculate by applying exchange rates for the current period to the prior comparable period. We believe constant dollar analysis provides valuable information regarding the performance of hotels in our system as it removes currency fluctuations from the presentation of such results.

We define our comparable properties as hotels in our system that were open and operating under one of our brands since the beginning of the last full calendar year (since January 1, 2024 for the current period) and have not, in either the current or previous year: (1) undergone significant room or public space renovations or expansions, (2) been converted between company-operated and franchised, or (3) sustained substantial property damage or business interruption. Our comparable properties also exclude MGM Collection with Marriott Bonvoy, Design Hotels, The Ritz-Carlton Yacht Collection, and timeshare properties.

We use the term “hotel owners” throughout these schedules to refer, collectively, to owners of hotels and other lodging offerings operating in our system pursuant to management agreements, franchise agreements, license agreements or similar arrangements, and we use the term “hotels in our system” to refer to hotels and other lodging offerings operating in our system pursuant to such arrangements, as well as hotels that we own or lease. The terms “hotel owners” and “hotels in our system” exclude Homes & Villas by Marriott Bonvoy® (which we also exclude from our property and room count), timeshare, residential, and The Ritz-Carlton Yacht Collection®.